Exhibit 10.17

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

LICENSE

AGREEMENT

N° 05064A10

This License Agreement (the “Agreement”) is made as of its last date of signature by all signatories (the “Effective Date”) by and between:

Inserm Transfert SA, a limited company (société anonyme à directoire et conseil de surveillance) organized under the laws of France, with share capital of €9,573,470, whose registered headquarters are located at 7 rue Watt, 75013 Paris, France, SIRET No. 434 033 619 00025 business (APE) code 7219Z, Paris Trade and Companies Registry No. B 434 033 619, represented by its Chairman of the Management Board, Mrs. Cécile Tharaud,

Acting as delegatee of the French National Institute of Health and Medical Research (Institut National de la Santé et de la Recherche Médicale—hereinafter “Inserm”), a public scientific and technological institute, having its registered headquarters at 101 rue de Tolbiac, 75013 Paris, France.

Hereinafter referred to as “Inserm Transfert” or “Licensor”,

on the one hand and

GenSight Biologics SA, a French Company, organized under the laws of France, with share capital of €38,000 having a place of business at 1 bis Allée du Sauze, 69160 Tassin la Demi-lune, SIRET No 75116475700013, Lyon Trade and Companies Registry No B 751 164 757 represented by its Chairman, Bernard Gilly,

Hereinafter referred to as “Licensee”,

on the other hand.

Licensor and Licensee are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

BACKGROUND

A. Inserm, pursuant to its public health mission is the owner of certain Patent Rights (as defined below) based on results developed by the team of [**][**] (“Laboratory”) in Inserm’s research laboratory U. 968 “THE VISION INSTITUTE”, which is under the joint supervision of Inserm and Université Paris VI and, and which results relate to importation of mitochondrial proteins for the treatment of ocular diseases.

B. Inserm Transfert is Inserm’s private law wholly-owned technology transfer subsidiary, created by a French decree dated June 6, 2000. Effective January 1, 2006, Inserm delegated to Inserm Transfert the management of its technology transfer activities including the negotiation and signature of research, collaborative, license, service and confidentiality and non disclosure agreements relating to the research conducted solely or jointly by Inserm’s research units. Accordingly Inserm Transfert is empowered to negotiate, sign and manage license agreements including this Agreement.

Pursuant to this agreement, Inserm Transfert is authorized to use and call on the material and human resources of the Inserm laboratories for the proper performance of the agreements entered into by Inserm Transfert, it being specified that Inserm Transfert is in charge of the negotiation, signature and follow-up of these agreements, and Inserm is in charge of the implementation and performance of the works that are the subject of these agreements as well as the financial management thereof.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

lt is however specified that this delegation does not entail the transfer to Inserm Transfert of the property rights held or jointly held by Inserm.

For the performance of this agreement, Inserm is not considered as a third party.

C. Licensee wishes to obtain worldwide license from lnserm Transfert to the Patent Rights and to the related Know-How (as defined below), and Inserm Transfert is willing to grant Licensee such licenses, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and undertakings herein contained, the Parties agree as follows:

ARTICLE 1—DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1.1	“Agreement” shall mean the full present license agreement including its appendices.

1.2	“Affiliate” shall mean any person, company or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with one Party. For purposes of this definition, “control” shall mean the direct or indirect ownership of (a) at least fifty per cent (50%) or the maximum controlling percentage, if less than fifty per cent (50%), as allowed by applicable law, of the outstanding voting securities or participating profit interest of such entity, (b) at least fifty per cent (50%) of the decision making authority of such entity, or (c) otherwise has the ability to direct the management of such entity.

The rights granted to the Affiliates under the terms of this Agreement only apply to entities qualifying as Affiliate at the time the rights are exercised. If, during the term of the Agreement, an entity were to lose the qualification of Affiliate, the rights acquired by this entity as Affiliate of a Party would automatically terminate, unless written consent of the other Party(ies) is given. This entity would however remain subject to any obligation under the Agreement that shall by nature remain in force, in particular obligations relating to Confidential Information. Notwithstanding the foregoing, a Party shall remain liable for the ongoing performance of the obligations under this Agreement by its Affiliates.

1.3	“Development Plan” shall mean the development plan, provided by Licensee to Inserm Transfert prior to the Effective Date and accepted by Inserm Transfert, attached hereto as Exhibit 1 which describes the tasks and studies to be conducted by or on behalf of Licensee to develop the Products, and identifies key events in said development.

1.4	“Development Activities” shall mean all activities, tasks and studies to be conducted in accordance with the Development Plan, including activities, tasks and studies required for the development and commercialization of Products, performed either directly by Licensee, or on its behalf by its Affiliates or a third party, or indirectly through its Affiliates and/or Sublicencees.

1.5	“Effective Date” shall mean the date noted above.

1.6	“Fields” shall mean collectively the Mitochondrial Field and the Ophthalmology Field.

1.7	“Mitochondrial Field” shall mean the treatment of mitochondrial diseases in human other than mitochondrial diseases in the Ophthalmology Field.

1.8	“Ophthalmology Field” shall mean the treatment of ocular diseases in human , including mitochondrial diseases of the ocular area.

1.9	“Biological Material”: shall mean vectors covered by Patent Rights and necessary for the development of Products.

1.10	“Know-How” shall mean all technical information, know-how, processes, compositions, biological materials, data or other subject matter developed by Laboratory and owned or controlled by Inserm, that exists as of the Effective Date and which is reasonably necessary or useful for the practice of Patent Rights, and which is not subject to any other existing options, licenses or contractual obligations (excepted vis-à-vis non profit organizations) as of the Effective Date.

1.11	“Licensed Subject Matter” shall mean inventions, discoveries and other subject matter, including the Biological Material, covered by Patent Rights and/or included in the Know-How.

1.12	“Net Sales” means the total amount invoiced , excluding taxes, to third parties, including distributors , on sales or other mode of transfer of the Products (in all its forms) by Licensee, its Affiliates or Sublicensees, less any normal trade discounts and credit notes issued in respect of returned Products in each country of the Territory.

It is understood that the deductions shall not exceed the maximum level of [**] per cent ([**]%) of the total amount invoiced for all countries in the Territory.

Net Sales of Licensee shall not include intermediate sales between Licensee and its Affiliate or Sublicensee(s) and/or their Affiliates or sales between their Affiliates; for resale of Products, as the case may be, Net Sales shall include the amounts invoiced to third parties on the resale. Net Sales shall only include the sales between the Affiliates or Sublicensee(s) (or the Licensee) and third parties (and not the sales between the Licensee and its Affiliates or Sublicensee(s) or its Affiliates between them). Similarly, Net Sales of Sub-licensees shall not include intermediate sales between Sublicensees and their Affiliates or their Affiliates between them. Net Sales of Sublicensees shall only include the sales between the Affiliates of Sublicensees (or the Sublicensee) and third parties (and not the sales between the Sub-licensees and their Affiliates or their Affiliates between them).

Net Sales shall also include the fair market value of any non-cash consideration received by Licensee, Sublicensee and/or its Affiliates for the sales or other modes of transfer of Products.

If a Product is sold in a kit in combination with other active products or components that are not Products and that are sold separately by Licensee for other applications not related to the use of Products, Net Sales shall be calculated by multiplying Net Sales of the kit by the fraction A/(A+B), where A is the total catalogue price of the Products during the applicable calendar quarter in the country in which the sale was offered if sold separately and B is the total of the catalogue prices of all other active products or components in the kit during the applicable calendar quarter in said country if sold separately.

The previous restriction does not apply to combinations of therapeutic products and their formulations or to combination of non dissociable technologies. In the case of non dissociable technologies, Net Sales shall cover the sales of the non dissociable products according to the definition of Products below.

1.13	“Patent Rights” shall mean the right under US provisional application N° [**] filed on [**] in the name of Inserm and entitled [**] and any foreign patent application corresponding thereto, and any divisional, additions, continuations, continuations in part, or re-examination application, and each patent that issues or reissues from any of these patent applications. For the avoidance of doubt, the Patent Rights do not include any improvements to the patents and patent applications identified in the preceding sentence, even if such improvements are invented in whole or in part by Inserm. Inserm shall remain the sole owner of any improvements to such patents and patent applications if developed by Inserm and/or one of its agents. Licensee shall remain the sole owner of any improvements to such patents and patent applications if developed by Licensee and/or one of its agents alone, without any contribution from Inserm and/or one of its agents. Inserm and Licensee shall be the co-owners of any improvements to such patents and patent applications developed jointly by Inserm and Licensee and/or one of their agents. The management and use of these co-owned improvements shall be defined in a separate agreement. Patent Rights include the Biological Material.

1.14

“Products” shall mean (i) any product, composition or process the manufacture, use or sale of which would constitute, but for the license granted herein , an infringement of the Patent Rights and/or which include

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

and/or are developed and/or manufactured using the Know-How as well as (ii) product, composition or process that cannot be dissociated from product, composition or process defined in (i), from a commercial point of view (i.e said non dissociable products are not offered for sale separately) or from a regulatory point of view (i.e product defined in (i) and non dissociable products defined in (ii) are subjected to the same and unique regulatory approval and/or are statutorily required to be sold as a one and only item). Products shall be deemed to include the performance of services in the Fields using the Know-How and/or any product, composition, process or service which would constitute, but for the license granted herein, an infringement of the Patent Rights.

1.15	“Sublicensee” shall mean any non-Affiliate third party to whom Licensee grants, in accordance with Article 2.2 hereof, a sublicense to the license granted hereunder.

1.16	“Territory” shall mean the world.

ARTICLE 2—LICENSE

2.1	Grant. Subject to the limitations set forth in this Agreement, Inserm Transfert and Inserm hereby grant to Licensee (i) an exclusive, royalty-bearing license under the Patent Rights (including the Biological Material) and a non-exclusive, royalty-bearing license under the Know-How, to develop, make, have made, use, and sell or otherwise distribute Products with in the Ophthalmology Field and in the Territory and (ii) a non-exclusive, royalty-bearing license under the Patent Rights (including the Biological Material) and a non-exclusive, royalty-bearing license under the Know-How, to develop, make, have made, use, and sell or otherwise distribute Products within the Mitochondrial Field and in the Territory.

2.2	Sublicenses. Licensee may grant and authorize sublicenses within the scope of the license granted to Licensee pursuant to this Agreement. Each sublicense granted by Licensee shall be consistent with all terms and conditions of this Agreement. No such agreement shall contain any provision which would cause it to extend beyond the term of this Agreement. Prior to the execution of any sublicense, Licensee shall provide lnserm Transfert notification of the identity and address of the proposed Sublicensee for prior written approval by lnserm Transfert, which shall be withheld only for ethical reasons or if said sub-licenses undermine the image of Inserm or Inserm Transfert. Promptly following the execution of any sublicense, Licensee shall give Inserm Transfert a signed copy of the agreement and any amendments thereto.

In any event, the sublicense agreement entered into by Licensee and any Sublicensee, shall in particular contain the following provisions:

•	a prohibition on further sub-licensing without the prior written consent of Licensee and Inserm Transfert, which shall not be unreasonably withheld;

•	reporting obligations of the Sublicensee to Licensee and audit rights for Inserm Transfert that are substantially as restrictive for the Sublicensee as the terms of this Agreement for Licensee;

•	indemnification and insurance obligations of the Sublicensee for the benefit of the Indemnitees (as defined hereinafter) at least as favorable for the Indemnitees as those set out in Articles 7.1 and 7.2;

•	obligations of confidentiality that are at least as restrictive as those set out in Article 9 hereof; and

•

a provision stating that upon any termination of this Agreement any sublicenses granted in accordance with the terms hereof that are in effect as of the date of any such termination may, subject to the prior written consent of Inserm Transfert which shall not unreasonably be withheld, 1) remain in effect and be assigned to Inserm Transfert unless the Sublicensee is in breach and has not cured the breach after notice and provided that (i) Licensor will not be bound by any duties or obligations contained in the sublicense agreement(s) that extend beyond the duties and obligations assumed by Licensor in this Agreement and (ii) the terms of the sublicensing agreement between

Licensee and its Sublicensee are not less favorable than terms of the licensing agreement between Licensor and Licensee and/or 2) be subject to the execution of a licensing agreement between Licensor and said sublicenses.

In addition, Licensee shall use commercially reasonable efforts to procure that each Sublicensee complies fully at all times with the provisions of its agreement. Licensee shall remain entirely responsible to Inserm Transfert and Inserm for any actions or omissions by the Sublicensee that would cause Licensee to be in breach of its obligations under this Agreement.

2.3	Inserm and Inserm Transfert reserve the right, on their behalf and that of all other non-profit academic research institutions, to practice and use the Patent Rights (including the right to transfer the Biological Material) in the Ophthalmology Field for any academic purposes, including educational and/or research purposes. Each of Inserm and Inserm Transfert, and any such other institution, shall have the right to publish any information included in the Patent Rights. Inserm and Inserm Transfert also reserve the right to practice and use the Patent Rights for any non-profit clinical research in the Ophthalmology Field with prior written approval on the clinical protocol to GenSight, it being understood between the Parties that “non-profit clinical research” means clinical research developed by Inserm or Inserm Transfert with the support if necessary of other French non-profit academic research and clinical institutions including Universities and Hospitals of the French territory.

In consequence of the above, Licensee shall not in any case have the right to bring any claim or action enforcing the Patent Rights against any non-profit academic research institution in respect of its exercise of any right contemplated in the preceding paragraph.

Inserm and Inserm Transfert reserve the right to practice and use the Patent Rights out of the Ophthalmology Field, for any purposes, including with third parties.

Inserm and Inserm Transfert reserve the right to practice and use the Know-How, for any purposes, including with third parties in the Fields and out of the Fields.

2.4	In consideration of the right for Inserm and Inserm Transfert to practice and use the Patent Rights for any non-profit clinical research with prior written approval by Licensee of the clinical protocol, as mentioned at Article 2.3, Inserm Transfert hereby grants to Licensee, within the Ophthalmology Field and the Territory, the first right of negotiation for exploitation of the results that shall issue from such non-profit clinical research, provided such results belong solely to Inserm and as the case may be to academic third parties which have delegated to Inserm Transfert the right to grant exploitation rights on said results. Licensee shall notify Inserm Transfert, within a [**] day-period as from a notification from Inserm Transfert, if it is interested or not in exploitation of those results.

If Licensee notifies Inserm Transfert, within this [**] day-period, that it is interested in being granted the exploitation rights of those results in the Ophthalmology Field and in the Territory, then Licensee and Inserm Transfert shall negotiate and define in an addendum hereto modalities (notably financial modalities) of this exploitation. If Licensee notifies Inserm Transfert within this [**] day-period that it is not interested in being granted the exploitation rights of those results in the Fields and in the Territory or in absence of notification from the Licensee to Inserm Transfert within this [**] day-period, then Inserm Transfert shall be free to negotiate and conclude any agreement with any third party(ies) related to those results and Licensee agrees to negotiate in good faith at fair and reasonable conditions a sublicense to the Patent Rights and Know-How licensed from Inserm Transfert by Licensee to such third party(ies) in the Ophthalmology Field.

ARTICLE 3—TRANSFER OF BIOLOGICAL MATERIAL, KNOW-HOW AND TECHNICAL ASSISTANCE

3.1	Licensee acknowledges that it has received at the Effective Date all the Know-How necessary or useful for the practice of Patent Rights.

3.2	Upon request of Licensee, Laboratory shall transfer the Biological Material to Licensee.

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LICENSEE ACCEPTS THE BIOLOGICAL MATERIAL “AS IS” AND ACKNOWLEDGES THAT IT IS EXPERIMENTAL IN NATURE AND THAT IT SHOULD BE USED WITH PRUDENCE AND APPROPRIATE CAUTION, SINCE NOT ALL OF ITS CHARACTERISTICS ARE KNOWN. NO WARRANTIES, EXPRESSED OR IMPLIED ARE OFFERED BY INSERM, INSERM TRANSFERT OR BY THE INVENTORS NOTABLY AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS REGARDS THE INNOCUITY OR LACK OF PATHOGENICITY OF THE BIOLOGICAL MATERIAL OR AGAINST INFRINGEMENT. LICENSEE WARRANTS THAT IT HAS OBTAINED THE NECESSARY AUTHORIZATIONS FOR THE STORAGE AND USE OF THE BIOLOGICAL MATERIAL.

3.3	Licensee acknowledges that the Know-How are Confidential Information hereunder and shall ensure protection of their confidentiality and can only use as specifically permitted under this Agreement.

ARTICLE 4—FINANCIAL CONDITIONS AND REPORTS

4.1	Patent Expenses. In partial consideration of the license granted under Article 2.1 hereof, the Parties acknowledge that, beginning with the Effective Date, Licensee shall be responsible in accordance with Article 6 for the payment of all fees and costs relating to the prosecution, defense and maintenance of the Patent Rights for the Term of this Agreement.

Inserm Transfert shall instruct the patent agent(s) in charge of the Patent Rights or the company in charge of managing annual maintenance fees for the Patent Rights, to directly invoice Licensee for all Patent Rights-related expenses incurred after the Effective Date.

In addition, Licensee shall reimburse Inserm Transfert upon execution of this Agreement, within [**] days following receipt of a corresponding invoice from Inserm Transfert, for all expenses incurred by Inserm Transfert prior to the Effective Date in connection with the filing, prosecution, defense and maintenance of the Patent Rights in all countries of the Territory. As at September 26, 2012, these expenses amount to less than [**] Euros (€[**]), excluding taxes.

The amounts borne by Licensee under this Article 4.1 are non-refundable and non-creditable against any payments due pursuant to this Agreement.

4.2	Licensing Fees. In partial consideration of the rights and license granted by Inserm Transfert to Licensee hereunder, Licensee agrees to make the following payments to Inserm Transfert:

•	Upfront License Fee: forty thousand Euros (€40,000) upon execution of this Agreement;

The payment actually made by Licensee in accordance with this Article 4.2 is non-refundable and non-creditable against royalty payments hereunder.

4.3	Milestone Payments. In partial consideration of the rights and license granted by Inserm Transfert to Licensee under this Agreement, Licensee agrees to make the following payments to Inserm Transfert upon the completion by Licensee or its Affiliates or Sublicensees of each milestone event specified below:

	MILESTONE	AMOUNT
	(in any country)	(in Euros)
1.	[**]	[**] ([**]) Euros

2.	[**]	[**] ([**])) Euros

3.	[**]	[**] ([**]) Euros

4.	[**]	[**] ([**]) Euros

5	[**]	[**] ([**]) Euros

Above payments shall be due to Inserm Transfert whether the development of the Product is performed by Licensee, or its Affiliates or its Sublicensees.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

It is understood and agreed that the amounts specified under this Article 4.3 shall be payable within [**] days after the occurrence of each milestone.

Licensee shall promptly notify Inserm Transfert in writing of the occurrence of each of the milestones, whether performed by itself, its Affiliates and/or Sublicensees.

Above milestone payments shall be non-refundable and non-creditable against royalty payments, Patent Expenses, Licensing Fees and assignment fees herein.

4.4	Royalty.

4.4.1	In further consideration of the rights and license granted by Inserm Transfert to Licensee under this Agreement, Licensee shall pay to Inserm Transfert royalties on Net Sales as follows:

4.4.1.1	In case of sales of products:

Net Sales inferior to [**] euros: [**]%

Net Sales between [**] and [**] euros: [**]%

Net Sales between [**] and [**] euros: [**]%

Net Sales between [**] and [**] euros: [**]%

Net Sales between [**] and [**] euros: [**]% Net Sales superior to [**] euros: [**]%

4.4.2	Royalty Term. The obligation of Licensee, its Affiliates and Sublicensees to pay royalties under this Article 4 with respect to each Product in a particular country of the Territory shall be the longer of: (i) the expiration of the last to expire Patent Right which covers the manufacture, use or sale of the Product in the country, or (ii) [**] years after the first commercial sale of the Product in the country on which a royalty is paid hereunder. In the event that all patent rights have expired and royalties are being paid under (ii) then the royalty rate shall be reduced by [**] per cent ([**]%).

4.5	In the event that third party patent is required to be licensed in order to utilize the Licensed Patent Rights, Licensee may, if it has not already done so, negotiate with the owner of such patents for a license on such terms as Licensee deems appropriate. Should the license with the owner of such patents require the payment of royalties to such owner then the royalties otherwise payable under this Agreement can be reduced by [**] per cent ([**]%) of the royalty rate owed to the third party, provided that in no event shall the royalty payable under this Agreement be less than [**] per cent ([**]%) of the amount stated in this Agreement for the applicable calendar year.

Notwithstanding the previous dispositions, the royalty rate on Net Sales of Products by Licensee or its Affiliates or Sublicensee during the royalty period shall not be less than [**] percent ([**]%) of Net Sales of Products.

4.6	Licensee will be responsible for making these payments irregardless of whether the development activities or sales are made by Licensee, Affiliates or a Sublicensee.

4.7	Revenue Reports. After the earliest of the following: (i) first commercial sale by Licensee, its Affiliates or Sublicensees of a Product for which royalties are payable under this Article 4 or (ii) execution of a first sublicense agreement with a Sublicensee, as the case may be.

Licensee shall make annual written reports to Inserm Transfert within [**] days after the end of each calendar year. Each such report shall indicate the number, description, and aggregate Net Sales (including, for the avoidance of doubt, that of Affiliates and Sublicensees) of such Products sold during the calendar year, additional revenues arising from assignment of the Agreement, royalty rates applied, detailed of the total amount due to Inserm Transfert and total amount paid to Inserm Transfert during the calendar year. The aforesaid reports shall be certified as true and accurate by a duly authorized officer of Licensee.

In the event Licensee or its Affiliates to its Sublicensee receive any consideration other than cash consideration for the sale of any Product or any sublicense of the Licensed Subject Matter, the description

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of such consideration shall be included in the annual report and Licensee shall pay to Inserm Transfert the applicable percentage of the fair market value of such consideration. In the event Inserm Transfert does not agree with Licensee’s monetary valuation of any such non-cash consideration, the Parties shall meet to discuss and diligently and in good faith agree on such valuation; in the event they do not agree, the matter shall be settled in accordance with Article 12.6.

4.8	Payment Method. All sums due by Licensee are net of any VAT and shall be paid within [**] days following receipt of a corresponding invoice from lnserm Transfert after acceptance of the Revenue Report, which shall state the amount of the sums due pursuant to this Agreement. Payments shall be made with reference to the invoice number and shall be paid by bank wire transfer to:

Inserm Transfert SA, Recette Générale Finances Paris, 94 rue de Réaumur, 75104 Paris Cedex 02, France

Bank Code: [**]—Counter Code: N° [**]—Account: N° [**]—Key: [**]—IBAN Code: [**].

Inserm Transfert shall deliver corresponding invoices to Licensee as may be required to:

GenSight Biologics

1 Bis Allée du Sauze

69160 Tassin la Demi Lune

4.9	All payments hereunder shall be made in Euros. The above-mentioned amounts will be increased by VAT at the rate in force on the date of the triggering event.

Any payments or portions thereof due under this Article 4 which are not paid on the date such payments are due under this Agreement shall bear interest at the rate of [**]% per month, provided however, that in no event such interest shall exceed the maximum legal annual interest rate, without prejudice to Inserm Transfert’s termination right pursuant to Article 10.

In addition, and except otherwise provided to the contrary in this Agreement, ail sums paid by Licensee to Inserm Transfert hereunder are non-refundable and shall be irrevocably retained by Inserm Transfer. Ail payments still outstanding at the expiration or termination of this Agreement shall be made by Licensee to Inserm Transfert within [**] days thereof.

Late payment penalties will be invoiced separately.

4.10	Records; Inspection. Licensee shall keep complete, true, specific and accurate books of account and records for the purpose of determining the royalty payment payable to Inserm Transfert under this Article 4. Such books and records shall be kept reasonably accessible for at least [**] years following the end of the calendar quarter to which they pertain. Such records will be available for inspection, subject to a [**] days prior notice, during normal business hours during such [**] year period by a representative of Inserm Transfert or an independent auditor appointed by Inserm Transfert and having an obligation to maintain the information reviewed as confidential except for Inserm Transfert, for the purpose of verifying the payment statements provided by Licensee. Inserm Transfert shall bear the costs and expenses of inspections conducted under this Article 4.10, unless a variation or error producing an underpayment in royalties payable exceeding [**] percent ([**]%) of the amount paid for the period covered by the inspection is established in the course of any such inspection, whereupon ail costs relating to the inspection and any unpaid amounts that are discovered will be paid by Licensee, together with interest on such unpaid amounts at the rate specified in Article 4.9 above. If the audit determines that Licensee has made payments to Inserm Transfert that are greater than required, the excess amount shall be credited against future royalty payments until the credit has been fully utilized.

4.11	Withholding tax. Licensee shall make its best effort to assist Inserm Transfert in taking steps to avoid or minimize any withholding tax due on the amounts payable hereunder and shall provide Inserm Transfert at its request with any document necessary to that end. Licensee shall use its best efforts to enable Inserm Transfert to have any withholding tax taken into account under the respective applicable double taxation Treaty.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 5—DUE DILIGENCE

5.1	Licensee agrees to make its best efforts to develop the Products as soon as practicable, consistent with reasonable business practices and in compliance with the Development Plan. Licensee agrees to use its reasonable efforts to introduce the Product into the commercial market, as soon as practical, consistent with its reasonable business practices.

Licensee shall comply and cause its Affiliates and Sublicensees to comply with all applicable laws and regulations in connection with its Product development and commercialization activities conducted pursuant to this Agreement, and in particular shall be responsible for ensuring that all regulatory authorizations required for the development and commercialization of Products are obtained. More particularly, in the context of clinical trials carried out by or on behalf of Licensee, Licensee undertakes to comply with all applicable laws and regulations and, for clinical trials conducted in France, to comply with the provisions of the French Public Health Code as to the protection of persons involved in biomedical research. Licensee shall guarantee and hold harmless each of Inserm Transfert, Inserm and/or their directors, trustees, officers, employees, agents and the successors and assigns of any of the foregoing in case of any action initiated by a third party in the context of such trials.

5.2	lnserm Transfert may at its sole discretion convert this Agreement the license in the Ophthalmology Field into a non-exclusive license on the Patent Rights (including the Biological Material) or terminate this Agreement in the Ophtalmology and/or Mitochondiral Field with immediate effect in case:

Licensee has not met at its respective scheduled date any of the development milestones as set forth in the Development Plan and Licensee has not remedied its failure in connection therewith within [**] days from written notice by Inserm Transfert to do so; or

Licensee interrupts Development Activities in respect of any Product for more than [**] months; or

Licensee has interrupted commercialization of a Product during more than [**] months after a first commercialization of said Product in a country of the Territory, or in the absence of commercialization of a Product within [**] years following the obtaining of its commercialization approval in a country of the Territory, or if Licensee has not put the Product into commercial use directly (or through a Sublicensee) and is not keeping the Products reasonably available to the public within [**] years from the Effective Date.

Notwithstanding the foregoing, in the event that Licensee is unable to timely meet any of the Development Activities milestones as set forth in the Development Plan on the respective scheduled date as a result of (i) the imposition by a governmental regulatory agency of a material restriction on Licensee regulatory approval activities under this Agreement, which restriction has delayed or prevented timely implementation of the Development Plan, or (ii) the requirement of a governmental regulatory agency that Licensee materially change the Development Plan and timeline, or (iii) unforeseen results in pre-clinical experiments or clinical trials, or (iv) technical constraints of whatever nature, arising out of, or associated with the manufacturing of the Products, or the quality of the Products’ manufacturing then, in such event, Inserm Transfert and Licensee shall reasonably extend the Development Plan accordingly.

5.3	Licensee shall provide to Inserm Transfert a written annual progress report on its Product development and commercialization activities progress or efforts to commercialize under the Development Plan within [**] days after December 31 of each calendar year beginning in December 2012.

Such progress report shall include, but is not limited to, the following topics: summary of work completed, summary of work in progress, current schedule of anticipated milestones achievements and regulatory approvals, manufacturing, sublicensing efforts and market plans for launching Products.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 6—PATENTS

6.1	Licensee shall manage the prosecution, defense and maintenance of the Patent Rights in the Territory, at its own cost and in consultation with Inserm Transfert; provided however that Licensee shall notify Inserm Transfert before taking any substantive actions with respect to (i) the scope and content of all patent applications within the Patent Rights; and (ii) content or proposed responses to official actions of national patent offices regarding the prosecution of the Patent Rights, and shall give Inserm Transfert a reasonable opportunity to comment and incorporate any comments received from Inserm Transfert. For purposes of this Article 6, “prosecution, defense and maintenance” of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences or oppositions, invalidity suit and/or requests for re-examinations, reissues or extensions of patent terms.

6.2	If Licensee elects not to maintain Patent Rights in one or more countries, Licensee shall promptly notify Inserm Transfert of such election, but in no case later than [**] days prior to any required action relating to the prosecution or maintenance of such patent application or patent. In such event, Inserm Transfert may at its sole discretion, decide to continue to maintain and prosecute such patent application or patent at its own expense in the name of Inserm and at its sole benefit, but in such a case, Licensee shall have no further right or license thereunder and Inserm Transfert shall have the right to grant exclusive or non exclusive license under such patent or patent application in such country to third parties.

6.3	Enforcement.

6.3. I If either Party cornes to believe in good faith that Patent Rights are being infringed by a third party, the Party first having knowledge of such infringement shall promptly notify the other in writing, which notice shall set forth the facts of such infringement in reasonable detail. In any such case, the Parties shall discuss how best to proceed.

6.3.2 In the event Licensee is the sole licensee on the Patent Rights for every territory and in every field, Licensee shall have the first right, but not obligation to prosecute at its own expense any action against third party infringement of the Patent Rights, absent any objection formulated by Inserm Transfert and/or Inserm within [**] days of its written notice to Inserm Transfert and Inserm of its intention to do so. In countries where a statutory provision would prevent Licensee from instituting and prosecuting any such action, Inserm Transfert and Inserm shall provide Licensee with all necessary power of attorney to act in the name of Inserm. Licensee shall keep Inserm Transfert and Inserm reasonably appraised of all developments in any action, and will seek the input of and require the prior written approval of Inserm Transfert and Inserm on any substantive submissions or positions taken in the litigation that might affect the scope, validity or enforceability of the Patent Rights.

6.3.3 Any recovery of damages and costs in any enforcement actions, or any settlement amount received in connection therewith by Licensee shall be apportioned as follows: Licensee shall first recover an amount equal to the out-of-pocket legal costs and expenses, including attorney’s fees, incurred directly related to the prosecution of such action or settlement, and the remainder shall be treated as Net Sales subject to royalty payments as provided in Article 4.4.

6.3.4 In any case, Inserm and/or Inserm Transfert shall always have the right to join any such action initiated by Licensee at its own expense to obtain indemnification for damages which they alone have incurred and any indemnification specifically awarded by court decision from said action shall be irrevocably retained by Inserm and/or Inserm Transfert.

6.3.5 If Licensee does not initiate legal action within [**] months of knowledge of the infringement or if Licensee is not the sole licensee on the Patent Rights for every territory and in every field, Inserm Transfert and/or Inserm shall have the right, but no obligation, to bring any legal action and/or litigate against any such infringement of the Patent Rights at their own expense. Inserm Transfert and/or Inserm shall retain all damages and costs recovered in connection therewith.

6.3.6 In such a case, Licensee will nevertheless always retain the right to join any such action initiated by Inserm Transfert and/or Inserm at its own expense to obtain indemnification for damages which Licensee

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alone have incurred and any indemnification specifically awarded by court decision from said action shall be irrevocably retained by Licensee, subject to prior payment of royalties according to Section 6.3.3 above.

6.4	Cooperation. In any suit, action or other proceeding in connection with enforcement and/or defense of the Patent Rights, Licensee, Inserm Transfert and Inserm shall cooperate fully, including without limitation by joining as party plaintiff(s) and executing such documents as any Party may reasonably request. Upon the request of and, at the expense of the requesting Party, Licensee or Inserm Transfert shall make available at reasonable times and under appropriate conditions all relevant personnel, records, papers information, samples, specimens and other similar materials in its possession.

ARTICLE 7—INDEMNIFICATION AND INSURANCE

7.1	Indemnification. Licensee shall hold harmless each of Inserm Transfert and/or Inserm (collectively, the “Inserm Indemnitees”) against any and all claims brought by third parties alleging personal injury or property damage in conjunction with, or arising out of (1) practice of the Patent Rights or use of the Know-How by Licensee, its Affiliates or Sublicensees; or (2) the design, manufacture, distribution or use of Products by or for the account of Licensee or its Affiliates or Sublicensees; provided that any Inserm Indemnitee seeking indemnification hereunder shall (i) promptly notify Licensee or its Affiliates or Sublicensees of such claim, (ii) give Licensee sole control of the defense or settlement of such claim, and (iii) provide Licensee, at Licensee’s expense, with reasonable assistance and full information with respect to such claim. Such indemnification by Licensee shall include all costs and expenses, including reasonable attorneys’ fees and any costs of settlement. Similarily, Licensee renounces to seek the guarantee and/or compensation and/or reimbursement or reduction of the payments due under Article 4 of Inserm Transfert and/or Inserm should the above mentioned claims be initiated against Licensee and/or its Affiliates and/or its Sublicensees. Licensee shall not enter into any settlement agreement in respect of any such claim that acknowledges any fault on behalf of Inserm Transfert or Inserm, or may otherwise adversely affect Inserm Transfert or Inserm without obtaining their prior written consent, which consent shall not be unreasonably withheld.

7.2	Insurance. Licensee shall procure, and shall cause its Affiliates and Sublicensees to procure, during the Product development, including clinical trials, and prior to the first commercial sale and maintain thereafter an adequate general liability and product liability insurance policy written with a reputable insurer or insurers with a level of coverage consistent with industry practice. Licensee shall provide Inserm Transfert with written evidence of any such insurance policies upon request of Inserm Transfert.

ARTICLE 8—REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

8.1	Inserm Transfert represents and warrants to Licensee it is fully authorized by Inserm to grant licenses under the Licensed Subject Matter and that neither it nor Inserm have entered into any other agreement of any kind that could directly or indirectly, in all or in part, encumbered the present license.

8.2	Licensee hereby represents and warrants to Inserm Transfert and Inserm that it has had access to all patent files and information necessary to fully appreciate the scope of the Patent Rights and of the Licensed Subject Matter granted hereunder. Licensee acknowledges that the Patent Rights and the Licensed Subject Matter are licensed “as-is” without any warranties express or implied except as expressly set out in Article 8.1. Neither Inserm Transfert nor Inserm nor the inventors offer any warranty express or implied as to the grant, validity or scope of the Patent Rights under this Agreement. No warranties, express or implied, are offered under this Agreement (i) as to the absence of innocuity, the merchantability or fitness for a particular purpose of the Licensed Subject Matter, the quality and performance of the Products or (ii) that the use of the Licensed Subject Matter by Licensee, its Affiliates or Sublicensees, did not, does not and will not infringe any other patents or any other rights of third parties or (iii) that the Licensed Subject Matter has not, is not or will not be infringed by any third party.

8.3	Notwithstanding any determination that one or more of the patents included in the Patent Rights are invalid, or that the practice of the Patent Rights infringes the intellectual property rights of third parties, Licensee shall not in any case be entitled to any reimbursement of the amounts already paid or any reduction of the sums due under this Agreement, or to the payment of any damages.

8.4	Subject to Article 8.1, it is agreed that the Agreement is entered into at Licensee’s sole risks. The risks deriving from the performance of the Agreement and/or a potential defect in one or several Patent Rights rest solely on Licensee which accepts them. As a consequence, Licensee shall not in any case be entitled to any reimbursement of the amounts already paid or any reduction of the sums due under this Agreement, or to the payment of any damages in case it suffers any damage of whatever nature caused by the Products and/or deriving from the use of the Patent Rights.

8.5	Licensee shall be solely responsible for ensuring that the Products are in compliance with all applicable laws and regulations.

ARTICLE 9—CONFIDENTIALITY

9.1	Confidential Information. Except as provided herein, each of the Parties shall maintain confidential, and shall not use for any purpose or disclose to any third-party, all information of any kind disclosed by the other Party, including confidential information related to Development Activities or the Licensed Subject Matter (collectively, “Confidential Information”). Confidential Information shall not include any information that is: (i) already known to the receiving Party at the time of disclosure hereunder, or (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving Party, or (iii) is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing Party or (iv) independently developed by the receiving Party without reliance on the Confidential Information of the disclosing Party. For purposes of this Article 9, the Know-How shall be deemed Confidential Information of Inserm Transfert and Inserm.

Each Party shall ensure that its personnel shall comply with their confidentiality obligations hereunder.

9.2	Permitted Usage. Notwithstanding the provisions of Article 9.1 above, the Parties may use or disclose Confidential Information in exercising their rights hereunder (including commercialization of the Products and/or sublicensing of Licensed Subject Matter) or fulfilling their obligations and/or duties hereunder and in prosecuting or maintaining any proprietary rights, prosecuting or defending litigation, complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities; provided that if the receiving Party is required by law to make any public disclosures of Confidential Information of the disclosing Party, to the extent it may legally do so, it will give reasonable advance notice to the disclosing Party of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

For the avoidance of doubt, any permitted disclosure of Confidential Information specifically authorized by Inserm Transfert by Licensee to third parties, including Affiliates and Sublicensees, shall be made only to the extent useful or necessary for purposes described above in this Article 9.2, and provided that such third parties are bound by written confidentiality obligations covering such information and that Licensee remains liable for the proper performance of their confidentiality obligations by these third parties.

9.3	Licensee shall not use the names Inserm or Inserm Transfert, or that of any of their personnel, in any way, whether orally or in writing, in connection with the exploitation or marketing of the Products, including for promotional purposes, irrespective of the medium (video, poster, etc.), without the prior written consent of the entity or the person concerned. This provision shall survive expiration or termination of this Agreement.

9.4

Duration. The obligations of confidentiality set out in this Article 9 shall survive the termination of this Agreement for any reason for a period of [**] years following the expiration or termination of the

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Agreement, or such longer period as is provided for by Article 10.1. However, the Know-How shall be kept confidential by the Licensee, its Affiliates and Sub-licensee until the Know-How is released to the public domain without any breach by the Licensee, its Affiliates and/or Sublicensees.

ARTICLE 10—TERM AND TERMINATION

10.1	Term. Unless terminated earlier pursuant to this Article 10, this Agreement is effective as of the Effective Date and shall last until the last to occur of the following events (i) the expiration of the last to expire Patent Right which covers the manufacture, use or sale of the Product in the Territory, or (ii) ten (10) years after the first commercial sale of the Product in the country of the Territory on which a royalty is paid hereunder .

10.2	Termination for Breach. Each Party may terminate this Agreement, in the event the other shall have materially breached or defaulted in the performance of any of its material obligations hereunder and such breach shall have continued for [**] days after written notice is given by the non-breaching Party to the breaching Party specifying the breach.

10.3	Termination for Closing of Business or Bankruptcy. In the event Licensee either ceases business operations or becomes the subject of a voluntary or involuntary petition in bankruptcy, Licensee shall immediately notify Inserm Transfert thereof in writing. Inserm Transfert shall be entitled to terminate this Agreement immediately upon the occurrence of any such event, subject to the mandatory provisions of applicable insolvency or bankruptcy law.

10.4	Termination for Cause: The Licensee may terminate this Agreement on [**] days written notice to Inserm if, consistent with Licensee’s reasonable business practices and judgment, the following issues arise:

a)	scientific data from work done at Licensee or elsewhere raises concerns about the value of the technology;

b)	scope of protection conferred by the patent claims of the granted Patent Rights or Know-How ultimately does not protect Products developed by Licensee

c)	changes in Licensee business priority for advancing the License Subject Matter based in comparison with other Licensee programs

d)	incapacity of Licensee to further raise money for the continuation of the Development Plan

It is understood that Licensee may decide to terminate the right granted to it by Inserm Transfert according to the present Agreement either in the Territory in its entirety or regarding a part of the Territory. In the case rights granted under the present Agreement are terminated only in part of the Territory, Inserm Transfert and/or Inserm shall be free to exploit the Licensed Subject Matter (limited to application of provisions of Article 2.2) within this part of the Territory that shall be excluded from the definition of “Territory” as mentioned in Article 1.15.

10.5	Termination for failure to develop or commercialise Products into commercial use. Inserm Transfert may, at its sole discretion, convert this Agreement into a non-exclusive license on the Patent Rights (including the Biological Material) in the Ophthalmology Field or terminate this Agreement in the Ophtalmology Field and/or the Mitochondrial Field, under the terms and conditions of Article 5.2.

10.6	Consequences of Expiration and termination. After normal expiration (but not termination) of the Agreement in accordance with article 10.1, then Licensee shall have an irrevocable, fully paid-up, royalty-free, non-exclusive license on Know-How in the Fields.

Should the present Agreement be terminated before the normal expiration term, Inserm Transfert and/or Inserm shall be free to exploit the Licensed Subject Matter as is sees fit (except in case of sublicenses, as hereafter mentioned at the present Article) and Licensee shall cease and shall cause its Affiliates to cease practicing the Patent Rights and using the Know-How. Without prejudice to the generality of the foregoing, in the event of termination, Licensee and its Affiliates shall have the right to dispose of any

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existing inventory of Products for [**] months following any such termination; provided, however, that Licensee (i) shall provide Inserm Transfert with a Products inventory statement at the expiration or termination date and (ii) shall have fully complied to the provisions of Article 4 hereof.

Further, in the event of termination of the present Agreement, Sublicenses may be handled as described in Article 2.2.

In addition, following any termination or expiration and upon Inserm Transfert’s instructions Licensee agrees to return or destroy all Confidential Information, materials (including the Biological Material) and documents that it has received from the lnserm Transfert provided that it may retain one copy of Confidential Information (but not the Biological Material) in secure legal files for archiving purposes only.

In addition, following any case of termination of the Agreement, to the exception of a termination for breach of Inserm and/or Inserm Transfert, the Parties shall discuss in good faith the principle of a transfer or right of use to Inserm and/or Inserm Transfert of all information relating to the developments carried out under the Development Plan and owned by Licensee and subject to third parties’ rights, including any and all results related thereto, obtained until the termination date of this Agreement.

Termination of this Agreement for any reason shall not release either Party from any liability which at the time of such termination has already accrued to the other Party and shall not release Licensee from any payment due until the date of termination.

10.7	Articles 4, 7, 8, 9 and 12 shall survive the expiration and any termination of this Agreement. Except as otherwise provided in this Article 10, all rights and obligations of the Parties hereunder shall terminate upon the expiration or termination of this Agreement.

ARTICLE 11—ASSIGNMENT

11.1	The Agreement is entered into intuitu personae and shall not be assigned or otherwise transferred (including any transfer by legal process or by operation of law, and any transfer in bankruptcy or insolvency, or in any other compulsory procedure or order of court) without the prior written consent of Inserm Transfert.

11.2	Licensee however is free to negotiate terms and conditions of assignment of the Agreement to a company operating in the pharmaceutical area. lt is agreed between the Parties that such assignment will lead to the payment to Inserm Transfert, within [**] days of the assignment, in addition to amounts defined above, an assignment fee of:

•	[**] percent ([**]%) of the total amount or value obtained by Licensee under the assignment of the Agreement, whatever the mode of payment, if such assignment happens prior to the entry in a phase 3 pivotal trial.

•	[**] percent ([**]%) of the total amount or value obtained by Licensee under the assignment of the Agreement, whatever the mode of payment, if such assignment happens after the entry into a phase 3 pivotal trial.

•	[**] percent ([**]%) of the total amount or value obtained by Licensee under the assignment of the Agreement, whatever the mode of payment, if such assignment happens after the filing of NDA or BLA or equivalent.

11.3	In case of assignment under Article 11.2 the development plan will be re evaluated in good faith between such a company and Inserm Transfert.

11.4	It is understood between the Parties that in case of such assignment, the rights and obligations of Licensee within the framework of the Agreement shall be transferred to this third party unless otherwise agreed between the new parties. In any event, an amendment to this Agreement shall be concluded between the Parties and this third party, concomitantly with the operation carried out with Licensee, which will define the respective obligations of the new parties in accordance with this Article.

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11.5	In addition, in the event of merger, consolidation, absorption, acquisition, sale, lease or other disposition of all or substantially all of the assets or business of Licensee to which this Agreement relates to a company, change of control or any other transformation of Licensee, this Agreement may not be transferred or continued without the prior written consent of Licensor, which shall not be unreasonably withheld. In the absence of response of Licensor within [**] days following receipt of the written notification by Licensee of such event, Licensor shall be deemed to have approved the transfer or continuation of the Agreement.

ARTICLE 12—MISCELLANEOUS

12.1	Independent Contractors. The relationship of Licensee, on the one hand, and Inserm and Inserm Transfert, on the other hand, established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Licensee and Inserm and/or Inserm Transfert. No Party shall have any right, power or authority to contract or incur any expense, liability or obligation, express or implied, on behalf of the other Party.

12.2	Use of name. Except as required by law, neither Licensee nor Inserm Transfert shall use the name of Licensee, Inserm Transfert or Inserm in issuing any press release or other public statements in connection with this Agreement intended for use in the public media without the approval of such Party, which approval shall not be unreasonably withheld.

12.3	Force Majeure. No breach, failure or omission by a Party in the performance of any obligation under this Agreement shall create any liability to the other Party to the extent such breach, failure or omission results from a case of force majeure.

12.4	Waiver. The failure of any Party to assert a breach of any obligation under this Agreement by the other Party shall not be deemed to be a waiver of such obligation.

12.5	Notices. Any notice or other communication required by this Agreement shall be made in writing and given by prepaid or registered certified mail, return receipt requested, or by internationally recognized express courier service, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be notified to the other Party in writing in accordance herewith:

If to Inserm Transfert:	Attn: Cecile THARAUD
7, rue Watt
75013 Paris
FRANCE

If to Licensee:	Attn: Chief Executive Officer
GenSight Biologics
1 Bis Allée du Sauze
69160 Tassin la Demi Lune
France

Day to day communications may be made by any means in writing.

12.6	Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of France.

Licensee and lnserm Transfert each agree that any dispute or controversy between Licensee and Inserm Transfert arising out of or relating to this Agreement or its performance, which cannot otherwise be settled by them, shall be finally settled by a French court of competent jurisdiction located in Paris, France.

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12.7	Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

12.8	Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, such provision shall be deemed not to be part of this Agreement and such finding shall not affect the validity or enforceability of the remainder of this Agreement. Should such a result be inequitable vis-à-vis one of the Parties, the Parties shall use commercially reasonable efforts to agree on a new valid provision, which reflects as close as possibly the intent of the Parties reflected in the stricken provision.

12.9	Entire Agreement. This Agreement and its Exhibits constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and may not be modified, amended or discharged except as expressly stated herein or by a written agreement duly executed by both Parties.

12.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and taken together shall constitute one and the same agreement.

12.11	Government approval or registration. If this Agreement or any associated transaction (in particular registration with the relevant national patent offices or registries, and any tax registration) is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and all costs related thereto.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement.

Inserm Transfert	Licensee

l2 OCT. 2012

By: /s/ Cécile Tharaud	By:	/s/ Bernard Gilly

Name: Cécile THARAUD	Name: Bernard Gilly

Title: Chairman of the Board of Management	Title: Chief Executive Officer

EXHIBIT 1

DEVELOPMENT PLAN

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